Exhibit 10x

PROSPECT REVIEW AGREEMENT

This Prospect Review Agreement is made by and between Chet Pohle, Brian Hirst, Randall Metz, and Nomad Hydrocarbons Ltd. and Daybreak Oil and Gas Inc., effective January 24, 2006.

RECITALS

A. **WHEREAS**, Chet Pohle, Brian Hirst, and Randall Metz (hereinafter "Geoscience Team") have in their possession certain geoscience, engineering and/or land data and information which identify geological and/or geophysical prospects on the lands described hereinbelow, hereinafter referred to as the "Proprietary and Confidential Information";

B. **WHEREAS,** Nomad Hydrocarbons Ltd. (hereinafter "NHL") and Daybreak Oil and Gas Inc (DOG) desire to review and inspect said Proprietary and Confidential Information covering or pertaining to the lands described hereinbelow for the sole purpose of determining the desirability of exploring for and determining the potential for production of oil, gas, other hydrocarbons, and other minerals located on, in or under the subject lands, such lands being situated in Fresno, Kings, and Tulare Counties, California being designated and referred to as the East Slope Extension Project (the "Area of Mutual Interest" or "AMI") as outlined in the map attached as Schedule A hereto and more particularly described as follows:

Township	Range	# of Twnshps
24S	25E to 28E	4
23S	25E to 28E	4
22S	24E to 28E	5
21S	24E to 28E	5
20S	23E to 27E	5
19S	23E to 27E	5
18S	22E to 26E	5
17S	21E to 26E	6
16S	20E to 25E	6
15S	19E to 24E	6
14S	19E to 23E	5
13S	18E to 22E	5
TOTAL		62

C. **WHEREAS**, in consideration of providing geoscience interpretations in the East Slope Project Area, NHL and DOG agree and covenants to compensate the Geoscience Team and to perform other obligations as set forth in this Agreement and the Geoscience Team shall perform other services as described herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits each party expects to receive from the other, the parties covenant and agree as follows:

Section 1. Prospect Area. The Project is located within the lands described hereinabove and the Project area comprises approximately 2,232 square miles within the AMI as shown on the attached Shedule A hereinafter referred to as the "Project Area".

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FROM : CEC & HANS FAX NO. : 4032893057 Feb. 02 2006 02:28PM P2

Section 2. Area of Mutual Interest. The entirety of the lands described in Recital B, hereinabove, is jointly designated by NHL, DOG and the Geoscience Team as an area of mutual interest ("Area of Mutual Interest" or "AMI") to which the terms and provisions of this Agreement shall apply.

Section 3. Area Of Mutual Interest. The Area of Mutual Interest (AMI) shall remain in full force and effect as long as there is 'activity' in the area of mutual agreement. 'Activity' in the AMI shall include, but not be limited to the production of hydrocarbons, leasing, active leases, leases held by production of hydrocarbons, geologic investigation, geophysical investigation, drilling, inactive (but not abandoned) wells, or any other activity which may occur that maintains a continuing business or economic interest in the properties located within the AMI.

From time to time, any or all of the parties to the Agreement may contemplate an extension of the AMI from ongoing geologic, geophysical, or drilling operations. The parties agree hereby that in the event the geologic, geophysical, or drilling operations indicate that the productive trend may extend outside the area of mutual interest, a formal proposal to extend the trend shall be made prior to offering such a proposal to any party other than NHL, DOG and the Geoscience Team who shall have sixty days (60 days) to accept or reject such an extension of the AMI in writing signed by all parties.

Section 4 Consideration. NHL, DOG, nor any of its affiliated companies, officers, directors, shareholders, managers, partners or joint venturers shall, for a period of 2 years (two years) from the date of this Agreement, acquire, or cause to be acquired by any other person, firm or entity, any "Mineral Interest" (as defined in Section 7, hereinbelow) pertaining to the lands described above, unless NHL and DOG do all of the following:

(a) Pay to the Geoscience Team cash fees up to the amount of Twenty Four Thousand Dollars ($24,000.00 U.S.). These fees will be paid in a staged manner with the payment of $12,000 (U.S.) upon written acceptance of this Agreement to cover the interpretation of available aeromagnetic and gravity data and provide NHL and DOG with recommendations regarding exploratory potential within the AMI. Should the aeromagnetic and gravity data findings convince NHL and DOG that the AMI has exploratory merit, then $12,000 (U.S.) will be promptly payed to the Geoscience Team to cover the selection and interpretation of available spec 2D seismic lines in an effort to evaluate leads and prospects. In the event that the interpretation of the aeromagnetic and gravity data precludes the existence of leads and prospects satisfactory to NHL and DOG, then this stage of the fee will not be due. Further work required for additional stages of the project if after stage one and stage two, including leasing lead and prospect lands and the acquisition of proprietary 2D seismic data, the drilling of wells, the acquisition, processing, and interpretation of 3D seismic data, and a drilling program shall be compensated at the reduced rate of $75/hour (book rate is $105/hour). It is understood and agreed by all parties that NHL and DOG will reimburse for out of pocket expenses such as telephone calls, office supplies used in the preparation of maps and documents, postage and Federal express, and other normal expenses which might be incurred in conducing the business associated within this prospect area. Travel expenses will be reimbursed, but will be pre-approved by NHL and DOG. Mileage charges to and from well locations are not considered reimbursable expenses unless there are extenuating circumstances which require more than normal or reasonable trips to the project are and which shall be approved by NHL and DOG prior to invoicing. Any substantial additional work requested by NHL and DOG shall result in reasonable additional payments;

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(b) Provide the Geoscience Team with a seismic license without resale rights to any proprietary 2-D or 3D seismic data acquired by NHL and DOG, or assigns in the AMI area. All other proprietary and resale rights to acquired data, mapping and interpretive reports shall remain with NHL and DOG;

(e) Within five (5) business days after the acquisition by NHL and DOG, or any of its affiliated companies, officers, directors, shareholders, managers, partners or joint venturers, of any *Mineral Interest located in the AMI or Prospect Area, NHL and DOG shall execute and deliver*, or cause to be executed and delivered, to the Geoscience Team a recordable instrument assigning to the Geoscience Team an overriding royalty interest equal to three percent (3.00%) of one hundred percent (100%) of all oil, gas and other hydrocarbon and mineral substances produced from, or by reason of pooling or unitization, attributable to, the Mineral Interest. The assignment or assignments of overriding royalty interests shall be in a form satisfactory to the Geoscience Team, and the overriding royalty interests shall be free and clear of all expenses associated with exploration, drilling, production and post-production costs and expenses, including, but not limited to, the costs of treating, processing, transporting, compressing and marketing oil or gas and other *hydrocarbon and mineral substances.*

Section 5. Due Diligence and Exclusivity in the Development of the Prospect. NHL and DOG shall use their best efforts and act diligently in accordance with mineral industry standards to acquire the Mineral Interests within the AMI and to diligently pursue the seismic and exploration program developed in accordance thereof. It is acknowledged by all the Parties that the Geoscience Team are substantially compensated by means of an overriding royalty interest upon production from wells contemplated to be drilled within the AMI after due technical diligence is done following the interpretation of seismic and other data. Therefore NHL and DOG shall use all reasonable diligence in pursuing any reasonable drilling program recommended by the Geoscience Team following analysis and interpretation of all scientific data. These drilling progams shall be pursued directly by NHL and DOG with the assistance of the Geoscience Team or by NHLand DOG arranging for an industry or financial partner to drill the recommended drilling program. Similarly the Geoscience Team shall perform their duties to provide all reasonably necessary Geological and Geophysical duties to design and interpret the studies and programs needed to develop the Prospect in a diligent and professional manner. During the Term of this agreement and for so long as the Parties are active within the AMI and pursueing the development of the Projects therein with reasonable diligence, the Geoscience Team shall perform substantially all Geological and Geophysical Services as reasonably required and further shall not bring any other party into the development of the AMI or show or reveal to any other party(ies) any data or material relating to prospects or projects within the AMI in any fashion without the express written consent of NHL and DOG.

Section 6. Effect of Modifications, Renewals and Extensions on Overriding Royalty Interests. The overriding royalty interests to be assigned to the Geoscience Team pursuant to the terms of this Agreement shall also apply and be assigned to the Geoscience Team upon any modifications, renewals, or extensions of Mineral Interests that are acquired by NHL and DOG during the term of this Agreement, whether such modifications, extensions or renewals occur during or after the term of this Agreement.

Section 7. Definition of Mineral Interest. As used in this Agreement, "Mineral Interest" means and includes, without limitation by enumeration, any fee, lease, top lease, option to lease, seismic option, farm-out, farm-in or support agreement, bottom hole agreement, working interest,

Jan. 30 2006 02:30PM P4 FAX NO. : 4032893057 FROM : CEC & HANS

participation, partnership interest, joint venture interest, mineral interest, royalty interest, pooling agreement, or any other right, title or interest in or to the oil, gas, and other hydrocarbons and minerals lying in, on or under or that may be produced from said lands and the right to explore for and/or produce the same within or that may be attributable to the lands described above.

Section 8. Definition of Proprietary and Confidential Information. As used in this Agreement, "Proprietary and Confidential Information" means information (a) that is not known by actual or potential competitors of the Parties or is generally unavailable to the public, (b) that has been created, discovered, developed, or otherwise become known to the Parties in the course of their business, and (c) that has material economic value or potential material economic value to the Parties present or future business. "Proprietary and Confidential Information" shall include trade secrets and all other discoveries, developments, analyses, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, data, research, technical data, and all other financial or business information owned by or pertaining to the Project or the Parties hereto.

Section 9. Covenants Binding on Affiliates. With respect to the covenants, promises, and representations of NHL and DOG set forth in this Agreement, each of said covenants, promises and representations shall apply.

Section 10. Term of Agreement. This Agreement shall remain in effect for the period of two years (2 years) from the date of this Agreement, unless the term of this Agreement is extended or renewed in writing executed by both parties. Upon the expiration of the initial term of this Agreement, or any extensions or renewals thereof, NHL and DOG shall nevertheless be obligated to pay to the Geoscience Team the fees specified in Section 3, hereinabove, and to execute and deliver to the Geoscience Team all of the assignments of overriding royalty interests as described hereinabove, with respect to Mineral Interests acquired by NHL and DOG, or any of its affiliated companies, officers, directors, shareholders, managers, partners or joint venturers, during the term of this Agreement or any extension or renewal of the term of this Agreement. The term of this Agreement is perpetuated according to the provisions in Section 3 above.

Section 11. Amendment. This Agreement may be amended or modified at any time with respect to any provision only with a written instrument executed by both parties.

Section 12. Notices. Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery, Federal Express or equivalent courier, or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt in the case of personal delivery, or three days after being deposited in the U.S. Mail. Mailed notices shall be addressed as follows, but each party may change his, her or its address by written notice in accordance with this Section:

To: Nomad Hydrocarbons Ltd.
312, Canada Place,
407 2nd ST SW, Calgary, Alberta, Canada T2P-2Y3
Attn: Hans Heumann and John McLeod

To: Daybreak Oil and Gas Inc.
601 W. Main Avenue, Suite 1017
Spokane, Washington 99201
Attn: Robert N. Martin

To: Chet Ponle
15820 Arabella Avenue
Bakersfield, CA 93314

Section 13. Assignment and Delegation Prohibited. Neither party may assign any right or interest or delegate any duty or responsibility arising under this Agreement without the prior written consent of the other. It is agreed that NHL is in the process of establishing a California LLC to conduct NHL's portions of the leasing, seismic, and drilling projects and that NHL shall be permitted to assign all its rights and obligations thereunder to said LLC.

Section 14. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason by a court of competent jurisdiction, it is the intent of the parties that all other terms and provisions of this Agreement remain fully valid and enforceable.

Section 15. Governing Law. This Agreement is entered into and is to be performed in the State of California and shall be governed by and construed in accordance with the laws of the State of California, and any legal action or proceeding arising from or in connection with this Agreement or the parties' responsibilities hereunder shall be brought in Kern County, California.

Section 16. Attorney's Fees. In the event either party brings any legal action or seeks arbitration regarding any provision of this Agreement, the prevailing party in the litigation or arbitration shall be entitled to recover reasonable attorneys' fees from the other party, in addition to any other relief that may be granted. This provision applies to the entire Agreement.

Section 17. Binding On Successors, Assigns, and Heirs. All of the terms and provisions of this Agreement shall inure to the benefit of and shall be binding on the successors and assigns of each of the parties.

Section 18. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning their rights and obligations with respect to its subject matter. Any other agreements or representations with respect to the subject matter of this Agreement not expressly set forth in this Agreement shall have no effect whatsoever or at all.

Section 19. Other Actions. The parties agree to execute such further documents or take such further actions after the execution of this Agreement which may be reasonably necessary in order to effectuate the transactions contemplated hereby.

Section 20. Liability. It is distinctly understood and agreed as evidenced by NHL's and DOG's acceptance of this material or future interpretations that by furnishing the Proprietary and Confidential Information to NHL and DOG, the Geoscience Team is in no way responsible or liable to NHL and DOG, or any other person, firm, or entity for any loss or inconvenience occasioned by the use of or reliance upon such material of Proprietary and Confidential Information; provided, however, that, without warranting the accuracy of the information or the ability to encounter production on said lands, the Geoscience Team has no reason to doubt that the information to be furnish by them to NHL and DOG hereunder is accurate or complete to the best of his knowledge and belief.

FROM : CEC & HANS FAX NO. : 4032893057 Jan. 30 2006 02:32PM P5

IN WITNESS WHEREOF, this Agreement has been executed by the parties at Bakersfield, California to be effective for all purposes as of the date first written above.

Chet Pohle

Brain Hirst

Randall Metz 1-31-06

Nomad Hydrocarbons, Ltd.
By: John McLeod
Its: President

Daybreak Oil and Gas, Inc.
By: Robert Martin
Its: President

FROM : CEC & HANS FAX NO. : 4032893057 Jan. 30 2006 02:33PM P7